Exhibit 99.1

NEWS RELEASE

Contact:	Scott Winters
Vice President - Investor Relations
713-579-6190 or 800-934-6083

FOR IMMEDIATE RELEASE

PXP ANNOUNCES SECOND QUARTER 2007 RESULTS

Houston, Texas – August 7, 2007 – Plains Exploration & Production Company (NYSE: PXP) (“PXP” or the “Company”) today announced financial and operating results for the second quarter 2007.

Quarterly highlights and recent developments include:

•	Announced a definitive agreement to acquire Pogo Producing Company (“Pogo”) in a stock and cash transaction valued at approximately $3.6 billion, based on PXP’s closing price on July 16, 2007;

•

Closed the previously announced acquisition of oil & gas and midstream properties in the Piceance Basin of Colorado. These properties are currently producing approximately 5,500 barrels of oil equivalent per day. PXP expects production to reach approximately 12,000 barrels of oil equivalent per day in this basin by year end;

•

Announced a discovery at the Flatrock prospect on South Marsh Island Block 212 and positive results at the Cottonwood Point prospect on Vermilion Block 31. Completion operations are underway on the previously announced Hurricane Deep discovery on South Marsh Island Block 217. The developments of Hurricane Deep and Flatrock are expected to contribute meaningful production in 2008. Six additional high-impact Gulf of Mexico exploration prospects are currently drilling or planned to spud during the third quarter;

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•	Reported $25.3 million net income in the second quarter 2007 versus a $7.1 million net loss for the same period in 2006; and

•	Issued $600 million of 7 3/4% Senior Notes that mature June 15, 2015. The net proceeds were used to repay borrowings under PXP’s revolving credit facility.

THREE MONTHS ENDED JUNE 30

PXP reported second quarter 2007 net income of $25.3 million, or $0.35 per diluted share, on revenues of $255.5 million, compared to the second quarter 2006 net loss of $7.1 million, or $0.09 per diluted share, on revenues of $278.4 million.

Sales volumes during the second quarter 2007 increased three percent to 53.5 thousand barrels of oil equivalent per day (BOEPD) from 51.9 thousand BOEPD in the first quarter 2007. Higher volumes offshore California, the Los Angeles Basin and the Gulf Coast combined with one month of Piceance Basin volumes more than offset slightly lower San Joaquin Valley volumes due to the Star Fee incident in March. Sales volumes for second quarter 2007 were lower than the same quarter last year due primarily to asset sales in the third quarter 2006.

Operating cash flow, a non-GAAP measure, during the second quarter 2007 increased 18% to $107.7 million from $91.5 million in the first quarter of 2007. Operating cash flow for the second quarter 2007 was lower than the same quarter last year due to lower commodity prices, increased operating expenses and lower operating income primarily related to asset sales in the third quarter 2006. See the end of this release for an explanation and reconciliation of all non-GAAP financial measures.

SIX MONTHS ENDED JUNE 30

For the first six months of 2007, PXP reported net income of $45.9 million, or $0.63 per diluted share on revenues of $480.2 million, compared to a net loss of $58.8 million, or $0.75 per diluted share on revenues of $530.0 million.

Sales volumes for the first six months of 2007 were lower year-over-year primarily due to asset sales in the third quarter 2006. PXP reported 52.7 thousand BOEPD for the first six months of 2007 compared to 61.2 thousand BOEPD in 2006.

Oil and gas capital expenditures, excluding acquisitions, were $309.8 million for the first six months of 2007 compared to $307.8 million for the prior year period.

DEVELOPMENT - OPERATIONS UPDATE

In the Los Angeles Basin, PXP’s second quarter sales volumes averaged 14,000 net BOEPD. A total of 18 injection and producer wells were drilled and completed during the second quarter in the Los Angeles Basin. In the Inglewood Field, drilling activity this quarter concentrated on the Vickers-Rindge, Moynier and Rubel waterflood projects. At the Montebello Field, we drilled the remaining 5 of the 10 planned wells for 2007 in the second quarter and finished the batch

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completion of all wells following the drilling phase. This year’s program at the Montebello Field is the first stage of a plan to drill wells from pad drilling sites to allow for real estate development. The remaining wells drilled in the Los Angeles Basin expanded the development of the Las Cienegas Field.

In the San Joaquin Valley, PXP’s second quarter sales volumes averaged 21,700 net BOEPD. The 2007 plan includes continued development and expansion of the Midway Sunset and Cymric Fields. A total of 32 producers and 4 steam injection wells were drilled and completed during the second quarter in the San Joaquin Valley. Our 2007 drilling activity will be concentrated on steam enhanced recovery development of the Diatomite, Marvic Spellacy and Potter formations in the Midway Sunset Field and the Diatomite and Tulare formations in the Cymric Field.

Offshore California, PXP’s second quarter sales volumes averaged 12,800 net BOEPD. Much of the activity on these assets this year will concentrate on maintaining production through well workovers and recompletions.

In the Gulf Coast region, PXP’s second quarter sales volumes averaged 3,200 net BOEPD. The successful Perseus II well was completed during the second quarter. Completion operations are currently underway on the Hurricane Deep discovery (South Marsh Island Block 217, PXP 30% working interest) with first sales anticipated in the fourth quarter.

In the Piceance Basin of Colorado, PXP acquired on May 31, 2007 interests in oil and gas producing properties covering over 55,000 net acres, over 200 producing/productive wells, over 3,000 additional potential drilling locations, and 40 miles of pipeline and gathering systems, including a 25% interest in the Collbran Valley Gas Gathering System (CVGS). PXP is operating five drilling rigs and plans to drill a total of 63 wells during the third and fourth quarters of this year. The first planned expansion project on CVGS is expected to be completed by the end of the third quarter allowing PXP to increase current production to 12,000 net BOEPD by the end of this year.

EXPLORATION - OPERATIONS UPDATE

The Flatrock (South Marsh Island Block 212, PXP 30% working interest) discovery well is currently drilling to a proposed total depth of 19,000 feet to evaluate the Operc section. As recently announced by the operator, wireline logs indicated the well at that time had encountered a total of 260 net feet of hydrocarbon bearing sands in eight zones over a combined 637 foot gross interval. Drilling continues to evaluate deeper objectives.

The Cottonwood Point (Vermilion Block 31, PXP 40% working interest) exploratory prospect is currently drilling to a proposed total depth of 21,000 feet. As previously announced by the operator in July, wireline logs indicated the well at that time had encountered approximately 43 net feet of hydrocarbon bearing sands over an approximate 92 foot gross interval in the upper Rob-L section. Drilling continues to evaluate deeper objectives.

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The Cas (South Timbalier Block 70) and Mound Point South (Louisiana State Lease 340) Gulf of Mexico exploratory prospects are currently drilling to the proposed total depths of 25,000 feet and 20,000 feet, respectively.

The Shell-operated Vicksburg prospect (Desoto Canyon Block 353) began drilling in the second quarter while the Chevron-operated Bob North prospect (Mississippi Canyon Block 860) began drilling early in the third quarter. The Buckhorn Prospect (South Pass 19) is scheduled to begin drilling late in the third quarter.

PROPOSED MERGER WITH POGO PRODUCING COMPANY

On July 17, 2007 we announced that we had entered into a definitive agreement to acquire Pogo in a stock and cash transaction. Under the terms of the definitive agreement, Pogo stockholders will receive 0.68201 shares of our common stock and $24.88 of cash for each share of Pogo common stock. Pogo stockholders will have the right to elect to receive cash or stock subject to pro ration if either the cash or stock selection is oversubscribed. If completed, we will issue approximately 40 million shares of common stock and pay approximately $1.5 billion in cash.

The transaction is expected to qualify as a tax-free reorganization under Section 368(a) and is expected to be tax free to our stockholders and tax free for the stock portion of the consideration received by Pogo stockholders. The Boards of Directors of both companies have unanimously approved the merger agreement and each will recommend it to their respective stockholders for approval. The transaction will remain subject to stockholder approval from both companies and other customary conditions. Post closing, it is anticipated that PXP stockholders will own approximately 66% of the combined company and Pogo stockholders will own approximately 34% of the combined company.

OUTLOOK

The Company plans to update full-year 2007 operating and financial guidance reflecting the Pogo acquisition after the transaction closes.

SECOND QUARTER EARNINGS CONFERENCE CALL

PXP will host a conference call today August 7, 2007 at 9:30 a.m. Central to discuss results and other forward-looking items. Investors wishing to participate may dial 1-800-567-9836 or 1-973-935-8460. The replay will be available through August 21, 2007 and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, conference call and replay ID: 9051443. Slides for the conference call will be available in the Investor Information section of PXP’s website, http://www.pxp.com, during the conference call and for 60 days after the event date.

PXP is an independent oil and gas company primarily engaged in the upstream activities of acquiring, developing, exploiting, exploring and producing oil and gas in its core areas of operation: onshore and offshore California, Colorado, and the Gulf Coast region of the United States. PXP is headquartered in Houston, Texas.

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ADDITIONAL INFORMATION & FORWARD LOOKING STATEMENTS

This press release contains forward-looking information regarding PXP that is intended to be covered by the safe harbor “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that PXP expects, believes or anticipates will or may occur in the future are forward-looking statements. These include statements regarding:

*	completion of the proposed merger,
*	effective integration of the two companies,
*	reserve and production estimates,
*	oil and gas prices,
*	the impact of derivative positions,
*	production expense estimates,
*	cash flow estimates,
*	future financial performance,
*	planned capital expenditures, and
*	other matters that are discussed in PXP’s filings with the SEC.

These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2006, for a discussion of these risks.

All forward-looking statements in this report are made as of the date hereof, and you should not place undue reliance on these statements without also considering the risks and uncertainties associated with these statements and our business that are discussed in this report and our other filings with the SEC. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we can give no assurance that we will attain these expectations or that any deviations will not be material. Except for any obligation to disclose material information under the Federal securities laws, we do not intend to update these forward-looking statements and information.

PXP AND POGO WILL FILE A JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING PXP, POGO AND THE ACQUISITION. A DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WILL BE SENT TO SECURITY HOLDERS OF PXP SEEKING THEIR APPROVAL OF THE ISSUANCE OF SHARES OF PXP STOCK TO BE USED AS MERGER CONSIDERATION AND SECURITY HOLDERS OF POGO SEEKING THEIR APPROVAL OF THE ACQUISITION. INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY PXP AND POGO WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV.

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THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO PXP) MAY ALSO BE OBTAINED FOR FREE FROM PXP BY DIRECTING A REQUEST TO PLAINS EXPLORATION & PRODUCTION COMPANY, 700 MILAM, SUITE 3100, HOUSTON, TX 77002, ATTENTION: JOANNA PANKEY; TELEPHONE: (713) 579-6000, E-MAIL: JPANKEY@PXP.COM.

THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND SUCH OTHER DOCUMENTS (RELATING TO POGO) MAY ALSO BE OBTAINED FOR FREE FROM POGO BY DIRECTING A REQUEST TO POGO PRODUCING COMPANY, 5 GREENWAY PLAZA, SUITE 2700, HOUSTON, TX 77046, ATTENTION: CLAY JEANSONNE, TELEPHONE: (713) 297-5000, E-MAIL:JEANSONC@POGOPRODUCING.COM.

PXP, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from PXP’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus when it is filed. Information concerning beneficial ownership of PXP stock by its directors and certain executive officers is included in its proxy statement dated March 29, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

Pogo, its directors, executive officers and certain members of management and employees may be considered “participants in the solicitation” of proxies from Pogo’s stockholders in connection with the acquisition. Information regarding such persons and a description of their interest in the acquisition is contained in the joint proxy statement/prospectus when it is filed. Information concerning beneficial ownership of Pogo stock by its directors and certain executive officers is included in its proxy statement dated April 20, 2007 and subsequent statements of changes in beneficial ownership on file with the SEC.

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Plains Exploration & Production Company

Consolidated Statements of Income

(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues
Oil sales	$231,583	$250,069	$437,101	$464,997
Gas sales	23,210	27,601	40,745	63,155
Other operating revenues	754	716	2,394	1,853

	255,547	278,386	480,240	530,005

Costs and Expenses
Production costs
Lease operating expenses	50,112	44,738	94,775	86,903
Steam gas costs	27,924	12,844	54,281	25,620
Electricity	9,500	9,954	18,267	18,786
Production and ad valorem taxes	5,042	7,036	10,301	12,804
Gathering and transportation expenses	1,220	2,072	1,406	3,656
General and administrative	29,913	38,065	52,410	61,037
Depreciation, depletion and amortization	58,523	50,917	111,201	100,684
Accretion	2,273	2,476	4,535	4,942

	184,507	168,102	347,176	314,432

Income from Operations	71,040	110,284	133,064	215,573
Other Income (Expense)
Interest expense	(11,698)	(19,210)	(17,058)	(35,004)
Loss on mark-to-market derivative contracts	(15,837)	(142,914)	(36,427)	(312,242)
Gain on termination of merger agreement	—	37,902	—	37,902
Other	747	1,296	1,324	1,620

Income (Loss) Before Income Taxes and Cumulative Effect of Accounting Change	44,252	(12,642)	80,903	(92,151)
Income tax (expense) benefit
Current	—	(45)	—	(8,757)
Deferred	(18,934)	5,560	(35,015)	44,311

Income (Loss) Before Cumulative Effect of Accounting Change	25,318	(7,127)	45,888	(56,597)
Cumulative effect of accounting change, net of tax benefit	—	—	—	(2,182)

Net Income (Loss)	$25,318	$(7,127)	$45,888	$(58,779)

Earnings (Loss) per share
Basic
Income (loss) before cumulative effect of accounting change	$0.35	$(0.09)	$0.63	$(0.72)
Cumulative effect of accounting change	—	—	—	(0.03)

Net income (loss)	$0.35	$(0.09)	$0.63	$(0.75)

Diluted
Income (loss) before cumulative effect of accounting change	$0.35	$(0.09)	$0.63	$(0.72)
Cumulative effect of accounting change	—	—	—	(0.03)

Net income (loss)	$0.35	$(0.09)	$0.63	$(0.75)

Weighted Average Shares Outstanding
Basic	72,171	78,694	72,316	78,567

Diluted	73,275	78,694	73,382	78,567

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Plains Exploration & Production Company

Operating Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Daily Average Volumes
Oil and liquids sales (Bbls)	46,865	52,990	47,106	52,699
Gas (Mcf)
Production	46,285	64,384	40,148	64,553
Used in steam operations	6,415	12,390	6,423	13,721
Sales	39,870	51,994	33,725	50,832
BOE
Production	54,579	63,721	53,798	63,457
Sales	53,510	61,656	52,727	61,171
Unit Economics (in dollars)
Average NYMEX Prices
Oil	$65.02	$70.72	$61.67	$67.12
Gas	7.55	6.76	7.17	7.85
Average Realized Sales Price Before
Derivative Transactions
Oil (per Bbl)	$54.31	$59.44	$51.27	$56.41
Gas (per Mcf)	6.40	5.83	6.68	6.86
Per BOE	52.32	56.00	50.07	54.30
Cash Margin per BOE (1)
Oil and gas revenues	$52.32	$49.49	$50.07	$47.70
Costs and expenses
Lease operating expenses	(10.29)	(7.97)	(9.93)	(7.85)
Steam gas costs	(5.73)	(2.29)	(5.69)	(2.31)
Electricity	(1.95)	(1.77)	(1.91)	(1.70)
Production and ad valorem taxes	(1.04)	(1.25)	(1.08)	(1.16)
Gathering and transportation	(0.25)	(0.37)	(0.15)	(0.33)

Gross margin before DD&A (GAAP)	33.06	35.84	31.31	34.35
Hedging expense included in oil and gas revenues	—	6.51	—	6.60
Cash derivative settlements
Oil & gas production	(5.20)	(3.98)	(5.23)	(4.01)
Natural gas purchases	—	(0.51)	—	(0.51)

Cash margin (Non-GAAP)	$27.86	$37.86	$26.08	$36.43

(1)	Cash margin (a non-GAAP measure) is calculated by adjusting gross margin before DD&A (a GAAP measure) to exclude hedging expense included in oil and gas revenues and to deduct cash derivative settlements. Management believes this presentation may be helpful to investors as it represents the cash generated by our oil and gas production that is available for, among other things, capital expenditures and debt service. PXP management uses this information to analyze operating trends and for comparative purposes within the industry. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

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Plains Exploration & Production Company

Consolidated Balance Sheets

(in thousands of dollars)

	June 30, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$10,793	$899
Accounts receivable	126,837	113,193
Inventories	13,357	12,394
Deferred income taxes	44,663	51,084
Other current assets	3,848	7,226

	199,498	184,796

Property and Equipment, at cost
Oil and natural gas properties - full cost method
Subject to amortization	3,342,246	2,624,277
Not subject to amortization	697,042	142,096
Other property and equipment	75,661	41,392

	4,114,949	2,807,765
Less allowance for depreciation, depletion and amortization	(809,880)	(700,241)

	3,305,069	2,107,524

Goodwill	153,093	158,515

Other Assets	73,065	12,393

	$3,730,725	$2,463,228

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$178,906	$131,639
Commodity derivative contracts	83,611	95,162
Royalties and revenues payable	39,266	38,159
Stock appreciation rights	53,157	57,429
Interest payable	14,277	1,143
Income tax payable	—	94,272
Other current liabilities	31,366	42,388

	400,583	460,192

Long-Term Debt
Revolving credit facility	375,000	235,500
7% Senior Notes	500,000	—
7 3/4% Senior Notes	600,000	—

	1,475,000	235,500

Other Long-Term Liabilities
Asset retirement obligation	140,971	133,420
Commodity derivative contracts	16,105	18,114
Other	11,705	19,040

	168,781	170,574

Deferred Income Taxes	482,752	466,279

Stockholders’ Equity
Common stock	805	792
Additional paid-in capital	1,037,604	964,472
Retained earnings	511,130	463,864
Treasury stock, at cost	(345,930)	(298,445)

	1,203,609	1,130,683

	$3,730,725	$2,463,228

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Plains Exploration & Production Company

Consolidated Statements of Cash Flows

(in thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$25,318	$(7,127)	$45,888	$(58,779)
Items not affecting cash flows from operating activities
Depreciation, depletion, amortization and accretion	60,796	53,393	115,736	105,626
Deferred income taxes	18,934	(5,560)	35,015	(44,311)
Cumulative effect of adoption of accounting change	—	—	—	2,182
Commodity derivative contracts	15,837	179,462	36,427	385,329
Noncash compensation	12,385	17,144	15,190	23,418
Other noncash items	(24)	(25)	(31)	(48)
Change in assets and liabilities from operating activities	(11,950)	(2,815)	(106,975)	(7,654)

Net cash provided by operating activities	121,296	234,472	141,250	405,763

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to oil and gas properties	(113,281)	(149,936)	(258,182)	(289,425)
Acquisition of Piceance Basin properties	(973,875)	—	(973,875)	—
Derivative settlements	(25,615)	(25,431)	(49,143)	(42,731)
Other	(23,205)	(3,005)	(27,595)	(4,535)

Net cash used in investing activities	(1,135,976)	(178,372)	(1,308,795)	(336,691)

CASH FLOWS FROM FINANCING ACTIVITIES
Revolving credit facilities
Borrowings	1,119,475	343,700	1,456,250	728,900
Repayments	(744,475)	(399,700)	(1,316,750)	(769,900)
Proceeds from long-term debt issue	600,000	—	1,100,000	—
Costs incurred in connection with financing arrangements	(9,972)	—	(17,917)	—
Purchase of treasury stock	(15,193)	—	(47,485)	—
Derivative settlements	—	—	—	(28,579)
Other	1,462	144	3,341	358

Net cash provided by (used in) financing activities	951,297	(55,856)	1,177,439	(69,221)

Net decrease in cash and cash equivalents	(63,383)	244	9,894	(149)
Cash and cash equivalents, beginning of period	74,176	1,159	899	1,552

Cash and cash equivalents, end of period	$10,793	$1,403	$10,793	$1,403

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Plains Exploration & Production Company

Summary of Open Derivative Positions

at August 1, 2007

Period	Instrument Type	Daily Volumes	Average Price	Index
Sales of Crude Oil Production
2007
Aug - Dec	Put options	50,000 Bbls	$55.00 Strike price	WTI
2008
Jan - Dec	Put options	42,000 Bbls	$55.00 Strike price	WTI

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Plains Exploration & Production Company

Reconciliation of GAAP to Non-GAAP Measure

The following chart reconciles Net Cash Provided by Operating Activities (GAAP) to Operating Cash Flow (non-GAAP) for the three months ended June 30, 2007 and 2006 and for the three months ended March 31, 2007 and 2006. Management believes this presentation may be useful to investors because it is illustrative of the impact of the Company’s derivative contracts. PXP management uses this information for comparative purposes within the industry and as a means of measuring the Company’s ability to fund capital expenditures and service debt. This measure is not intended to replace the GAAP statistic but to provide additional information that may be helpful in evaluating the Company’s operational trends and performance.

Operating cash flow is calculated by adjusting the GAAP measure of cash provided by operating activities to exclude the gain on termination of the merger agreement and changes in operating assets and liabilities and include derivative cash flows that are classified as a financing or investing activity in the statement of cash flows. Pursuant to accounting rules certain cash payments with respect to our derivative instruments are required to be reflected as financing or investing activities.

	Three Months Ended June 30,
	2007	2006
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$121.3	$234.5
Changes in operating assets and liabilities	12.0	2.8
Gain on termination of merger agreement	—	(37.9)
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(25.6)	(25.4)

Operating cash flow (Non-GAAP)	$107.7	$174.0

	Three Months Ended March 31
	2007	2006
	(millions of dollars)
Net cash provided by operating activities (GAAP)	$20.0	171.3
Changes in operating assets and liabilities	95.0	4.8
Gain on termination of merger agreement	—	—
Cash payments for commodity derivative contracts that settled during the period that are reflected as investing or financing cash flows in the statement of cash flows	(23.5)	(45.9)

Operating cash flow (Non-GAAP)	$91.5	$130.2

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